Exhibit 99.1


  Adept Technology, Inc. Reports Second Quarter Fiscal 2007 Results

    Company Rebalancing Sales and Operational Resources to Support
                     High-Growth Vertical Markets


    LIVERMORE, Calif.--(BUSINESS WIRE)--Feb. 13, 2007--Adept Technology, Inc. (NASDAQ:ADEP) today announced financial results for its second quarter fiscal 2007, ended December 30, 2006. The Company also announced plans to rebalance its sales and operational resources to support its strategy to sell control and software products to OEM customers in high-growth vertical markets, and to reduce its operating costs through expanded outsourcing of manufacturing.

    Second Quarter Results

    Revenues in the second quarter of fiscal 2007 were $11.1 million, down 15% from the second quarter of fiscal 2006. This decrease was due to a faster than expected decline of robotics sales into the U.S. automotive, consumer and industrial components market. Adept launched a strategy in 2005 to transition its revenue base away from industrial robotics and towards high value software and controls within specific high-growth vertical markets. The Company has since developed customized robot systems that incorporate its proprietary motion and vision control software, aimed at the Data Management, Life Sciences, Packaging and Semiconductor/Solar vertical markets. However, the growth that Adept has experienced in its target vertical markets could not overcome the decline in the U.S. industrial sector in the second quarter.

    Adept's sales of industrial robotics outside the U.S. continued to be strong in the second quarter of fiscal 2007 and the Company's vertical market initiatives also showed progress. In recent weeks the Company has introduced new products aimed at its vertical markets, including Quattro, a robot for specialized high-speed Packaging applications, and a new medical version of the Viper robot specifically for Life Sciences environments. Adept has also added new customers in its target verticals, including a major prescription benefit provider that selected Adept for its automated distribution center and new design wins with four solar panel manufacturing companies. Demonstrating progress to date in its vertical sales strategy, Adept sales to the Life Science and Packaging verticals grew to 48% of product revenue in the second fiscal quarter in the U.S. and 33% in Europe.

    Gross margin in the second quarter of fiscal 2007 was 35.1% of revenue, compared with 50.2% of revenue in the same quarter of fiscal 2006. The decrease in gross margin was the result of lower product volume and the associated under-absorption of facilities and infrastructure manufacturing costs in the fiscal 2007 second quarter, as well as competitive pricing pressure from robot suppliers in the Company's traditional industrial markets and a one time inventory adjustment for materials used in new product development and training.

    Operating expenses in the second quarter of 2007 were $6.6 million, essentially flat compared with $6.6 million in the same quarter of fiscal 2006. Adept recorded an operating loss of $2.7 million in the second quarter of fiscal 2007, compared with an operating loss of $124,000 in the same quarter of the previous year.

    Adept reported a net loss of $2.6 million, or $0.34 per basic and diluted share for the second quarter of fiscal 2007, versus a net loss of $262,000, or $0.04 per basic and diluted share, for the same period of the prior year.

    Adept's cash and short-term investment balance at December 31, 2006 was $11.7 million, as compared to $10.5 million at September 30, 2006. The $1.2 million increase in cash during the second quarter of fiscal 2007 was primarily the result of a higher level of receivables collected during the quarter. Net receivables were reduced to $9.6 million at December 30, 2006 from $12.4 million at September 30, 2006.

    Rebalancing to Support Vertical Market Strategy

    In response to the faster than expected decline in its traditional industrial markets in the U.S., Adept is implementing a series of actions to rebalance its resources towards those areas where there is the greatest opportunity for revenue growth. The Company is also making change in its operations by reducing its fixed cost by approximately 10% to lower the level at which it can break even.

    -- Adept is redeploying internal sales and marketing resources to support European demand for new and remanufactured products, and services, in both traditional industrial and high-growth vertical markets. The Company also is refocusing its sales and marketing resources in the U.S. around its target verticals in order to maximize the return on its U.S. sales programs. Adept expects these actions will result in higher sales levels within the next two quarters.

    -- Adept is accelerating service program development activities around its vertical markets in Asia, where the Company has established a service sales center in recent quarters. In particular Adept intends to focus on exploiting both Data Management and Semiconductor opportunities for services contracts among its Asian customers. Adept expects these investments to provide new services revenue streams within the next twelve months.

    -- Adept continues to evaluate revenue improvement opportunities in its target vertical markets through mergers and acquisitions.

    -- Adept is taking steps to fully outsource the manufacture of all standard industrial robots and components in order to rebalance its operations to align with the decreased volume of sales for these products. The Company is targeting the end of calendar 2007 to complete this process. Cost savings from this outsourcing are expected to lower the level at which the Company can break even and support improvement in gross margins.

    -- Adept is developing plans to reduce excess infrastructure and facilities costs to reflect the outsourcing gains through its relationships with contract manufacturers and expanded outsourcing.

    Robert Bucher, chief executive officer of Adept, commented, "Our performance in the second quarter was quite disappointing. The real progress we have made over the last 18 months to transform our product and revenue base was overshadowed by the precipitous decline in U.S. industrial markets. We remain confident in our vertical market strategy and believe that rebalancing our sales and operational resources will allow us to make more rapid progress against our strategic goals, and at the same time improve our flexibility to respond to the market environment in the nearer term."

    Conference Call and Simultaneous Webcast

    Robert Bucher, Chief Executive Officer, and Steven Moore, Vice President and Chief Financial Officer, will host an investor conference call today, February 13, 2007, at 5:00 P.M. Eastern Time to review the Company's financial and operating performance for the second quarter of fiscal 2007. The Company intends not to provide statements regarding the Company's anticipated future financial performance. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com, www.streetevents.com and www.fulldisclosure.com. A telephonic playback of the conference call will also be available for five days from Tuesday, February 13, 2007 to Monday, February 19, 2007. Listeners should call 719-457-0820 or 888-203-1112 and use CODE No. 1854814.

    About Adept Technology, Inc.

    Adept Technology, Inc. designs, manufactures and markets robotic systems, motion control and machine vision technology for global markets including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices, and pharmaceutical. Adept robots, controllers, and software are used for small parts assembly, material handling and packaging. Adept intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, and systems and applications software. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com.

    All trade names are either trademarks or registered trademarks of their respective holders.

    Forward-Looking Statements

    This press release contains certain forward-looking statements including statements regarding our products, the markets we serve, sources of revenues, market opportunities for Adept's growth, outsourcing and other cost reduction activities and impact on margins, that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, factors affecting our fluctuating operating results, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; risks of acceptance of the company's new or current products in the marketplace; financial and operating risks and regulatory requirements associated with the company's international operations; customers' ability to pay invoices in a timely manner; the risk that some of customers may become insolvent; the company's restructuring efforts and limited cash resources; the cyclicality of capital spending of the company's customers and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; company's highly competitive industry; rapid technological change within the intelligent automation industry; lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the company's outsourced manufacturing dependence and risks associated with sole or single sources of supply and lengthy procurement lead times; risks associated with the seasonality of the company's products; risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; the company's ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; the need to hire and retain qualified personnel and to complete acquisitions to expand operations; risks associated with variations in our gross margins based on factors which are not always in the company's control or risks related to the company's potential inability to strengthen its internal controls over financial reporting.

    For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the company's annual report on Form 10-K for the fiscal year ended June 30, 2006, and quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006 which include the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors contained therein.



                        ADEPT TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)


                                 -------------------------------------
                                 Three Months Ended  Six Months Ended
                                 -------------------------------------
                                 December  December December  December
                                    30,       31,      30,       31,
                                   2006     2005      2006     2005
                                 -------------------------------------

Revenues                          $11,086  $12,979   $23,829  $27,620
Cost of revenues                    7,192    6,464    14,011   14,253
                                 -------------------------------------
Gross margin                        3,894    6,515     9,818   13,367
Operating expenses:
    Research, development and
     engineering                    1,634    1,737     3,355    3,639
    Selling, general and
     administrative                 4,945    4,583    10,193   10,018
    Amortization of other
     intangibles                       --       49        33       98
                                 -------------------------------------
Total operating expenses            6,579    6,639    13,581   13,755
                                 -------------------------------------

Operating loss                     (2,685)    (124)   (3,763)    (388)

Interest income (expense), net        111      (18)      247      (46)
Currency exchange gain (loss)         (41)    (131)      125     (190)
                                 -------------------------------------

Loss before income taxes           (2,615)    (273)   (3,391)    (624)
Provision for (reversal of)
 income taxes                          --      (11)        9       (5)
                                 -------------------------------------
Net loss                          $(2,615) $  (262)   (3,400)    (619)
                                 =====================================

    Basic and diluted net loss
     per share                    $ (0.34) $ (0.04)    (0.45)   (0.10)
                                 =====================================


Basic and diluted number of
 shares used in computing per
 share amounts:                     7,627    6,178     7,616    6,158
                                 =====================================




                        ADEPT TECHNOLOGY, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)

                                             December 30,   June 30,
                                                2006         2006
                                             ------------ ------------
ASSETS

Current assets:
    Cash and cash equivalents                    $ 5,939      $10,062
    Short-term investments                         5,809        3,995
    Accounts receivable, less allowance for
     doubtful accounts of $583 at December
     30, 2006 and $496 at June 30, 2006            9,596       11,591
    Inventories, net                              11,141       11,600
    Prepaid expenses and other current
     assets                                          553          439
                                             ------------ ------------

        Total current assets                      33,038       37,687

                                             ------------ ------------
Property and equipment, net                        2,835        2,596
Goodwill                                           3,176        3,176
Other intangibles, net                                 -           34
Other assets                                         184          199
                                             ------------ ------------

        Total assets                             $39,233      $43,692
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                             $ 4,702      $ 6,952
    Accrued warranty expenses                      1,429        1,638
    Other accrued liabilities                      1,932        1,980
                                             ------------ ------------

        Total current liabilities                  8,063       10,570

Long term liabilities                                393          433

Total stockholders' equity                        30,777       32,689
                                             ------------ ------------

        Total liabilities and stockholders'
         equity                                  $39,233      $43,692
                                             ============ ============



    CONTACT: Adept Technology, Inc.
             Steven L. Moore, 925-245-3400 (Chief Financial Officer) investor.relations@adept.com